Press Release	Exhibit 99.35

Contacts:

Media:	Fred Fleischner	Financial:	Steve Hildebrand
Vice President	Chief Financial Officer
Corporate Communications	(918) 669-2288
(918) 669-3086
Fred.Fleischner@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP ANNOUNCES PREVIOUS FILINGS TO BE RESTATED FOR ACCOUNTING UNDER SFAS No. 133

Tulsa, Oklahoma, February 5, 2007: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced its plans to restate previous financial results from fiscal year 2001 through the third quarter of fiscal year 2006. After further examination and discussions with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the management of the Company recommended and the Audit Committee of the Board of Directors concluded that the Company’s historical financial statements should no longer be relied upon as a result of an error related to the accounting for certain derivative transactions under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”).

The correction of the accounting treatment of these derivative transactions does not change the highly effective nature of the interest rate swaps, nor does it have any impact on the Company’s cash flows; however, it will introduce significant volatility to the Company’s reported net income and earnings per share.

The Company entered into interest rate swap agreements in connection with its asset-backed note issuances to reduce its exposure to market risks from fluctuating interest rates. The Company accounted for its derivative instruments in accordance with SFAS No. 133. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivatives’ fair value be recognized currently in earnings unless specific hedge accounting criteria are met. From inception of the Company’s hedge program in 2001, it applied a method of cash flow hedge accounting under SFAS No. 133 to account for the interest rate swap transactions that allowed it to assume the effectiveness of such transactions, called the “short-cut” method. The Company recently concluded that its interest rate swap transactions did not qualify for the “short-cut” method under SFAS No. 133 in prior periods because of certain prepayment clauses contained in the documents relating to the asset-backed note issuances. Therefore, fluctuations in the derivatives’ fair value should have been recorded through the income statement instead of through other comprehensive income (loss), which is a component of stockholders’ equity.

Although management believes that the interest rate swap transactions would have qualified for hedge accounting under the “long-haul” method, hedge accounting under SFAS No. 133 is not allowed retrospectively because the hedge documentation required for the “long-haul” method was not in place at the inception of the hedge. The Company expects that future interest rate swap transactions will qualify for hedge accounting under the “long-haul” method and thus be reflected in the balance sheet in other comprehensive income (loss).

The Company will be filing an amendment to its Annual Report on Form 10-K for the year ended December 31, 2005 (“2005 Annual Report”), to amend and restate financial statements and other financial information for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, and for each of the quarters in the years ended December 31, 2005 and 2004. In addition, the Company will be filing amendments to its Quarterly Reports on Form 10-Q for each of the periods ended September 30, 2006, June 30, 2006, and March 31, 2006 to amend and restate financial statements for the first three quarters of 2006 (“2006 Quarterly Reports”).

SFAS 133 Restatement Impact

The change in accounting treatment for the affected swaps, excluding the impact of the state income tax rate discussed below, had the following impact:

	Increase (Decrease)	Increase (Decrease)
	in Net Income ($000s)	in Diluted EPS
For 2006:
3rd Quarter	$ (15,488)	$ (0.62)

2nd Quarter	$ 6,307	$ 0.25

1st Quarter	$ 4,829	$ 0.18

2005	$ 18,133	$ 0.69

2004	$ 14,801	$ 0.56

2003	$ 5,430	$ 0.22

2002	$ (18,855)	$ (0.76)

2001	$ (6,758)	$ (0.28)

The Company also identified an error in its estimated effective state income tax rate, which has resulted in a cumulative overstatement of the net deferred state tax liability of approximately $5 million at December 31, 2005. The Company will correct this error in the amendment to its 2005 Annual Report and its 2006 Quarterly Reports.

Additionally, management has determined that as a result of the restatement of the financial statements for the above referenced periods, management’s prior conclusion on the effectiveness of internal control over financial reporting as of December 31, 2005, and management’s evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures for the 2005 Annual Report and the 2006 Quarterly Reports should be amended. Management determined that a material weakness, as defined by the Public Company Accounting Oversight Board (United States), existed relating to its assessment of the ability to continue to use the “short-cut” method under SFAS No. 133 as of September 30, 2006, June 30, 2006, March 31, 2006 and December 31, 2005. Management also determined that a material weakness existed related to management’s periodic assessment of the methodology used for estimating the deferred state tax liability as of December 31, 2005.

Further information regarding the Company’s restatement can be found in its Form 8-K filed with the SEC today.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada including operations at most major airports. The Company's more than 8,600 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.